Exhibit 77 C for 6/30/2008 N-SAR: Submission of Matters to a Vote of Shareholders

First Trust/ Aberdeen Global Opportunity Income Fund

The Joint Annual Meeting of Shareholders of the Common
Shares of Macquarie/First Trust Global
Infrastructure/Utilities Dividend & Income Fund, Energy
Income and Growth Fund, First Trust Enhanced Equity Income
Fund, First Trust/Aberdeen Global Opportunity Income Fund,
First Trust/FIDAC Mortgage Income Fund, First Trust
Strategic High Income Fund, First Trust Strategic High
Income Fund II, First Trust/Aberdeen Emerging Opportunity
Fund, First Trust Specialty Finance and Financial
Opportunities Fund (formerly known as First Trust/Gallatin
Specialty Finance and Financial Opportunities Fund) and
First Trust Active Dividend Income Fund and Shareholders of the Preferred Shares of First Trust Tax-Advantaged
Preferred Income Fund, was held on April 14, 2008. At the
Annual Meeting, Trustee Robert F. Keith was elected for a three-year term. The number of votes cast in favor of Mr.
Keith was 12,846,400, the number of votes against was 829,234 and the number of abstentions was 3,689,602. James
A. Bowen, Richard E. Erickson, Thomas R. Kadlec and Niel B.
Nielson are the current and continuing Trustees.